CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Maximum Dynamics, Inc.


We consent to the use in this Registration Statement of Maximum Dynamics, Inc. on Form S-8 of our report dated May 17, 2002 on the financial statements of Maximum Dynamics, Inc. as of March 31, 2002 and December 31, 2001 and the related statements of operations, changes in shareholders' equity and cash flows for the three months ended March 31, 2002 and 2001, for the year ended December 31, 2001, for the period from August 23, 2000 (inception) through December 31, 2000, and for the period from August 23, 2000 (inception) through March 31, 2002.




/s/ Cordovano and Harvey, P.C.
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Cordovano and Harvey, P.C.
Denver, Colorado
December 18, 2002